EXHIBIT 12

                              THE FINOVA GROUP INC.
                 COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
                             (Dollars in Thousands)

                                                              Six Months Ended
                                                                  June 30,
                                                            --------------------
                                                              2000        1999
                                                            --------    --------
Income before income taxes                                  $ 86,079    $172,429
Add fixed charges:
  Interest expense                                           393,561     270,336
  One-third rentals                                            3,501       2,468
                                                            --------    --------
    Total fixed charges                                      397,062     272,804
                                                            --------    --------
Income as adjusted                                          $483,141    $445,233
                                                            --------    --------
Ratio of income to fixed charges                                1.22        1.63
                                                            ========    ========

Preferred stock dividends on a pre-tax basis                $  3,163    $  3,163
Total fixed charges and preferred stock dividends           $400,225    $275,967
                                                            --------    --------
Ratio of income to fixed charges and preferred
  stock dividends                                               1.21        1.61
                                                            ========    ========